------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                        UNITED STATES             OMB Number:       3235-0145
             SECURITIES AND EXCHANGE COMMISSION   Expires:      October 31, 1997
                   Washington, D.C. 20549         Estimated average burden
                                                  hours per response.......14.90
                                                  ------------------------------

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                            Saga Communications, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                      Class A Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    78659810
                             ----------------------
                                 (CUSIP Number)

               Howard S. Rosenblum, Esq., Harold F. Pfister, Esq.
                         Testa, Hurwitz & Thibeault, LLP
                       High Street Tower, 125 High Street
                           Boston, Massachusetts 02110
                                 (617) 248-7000
--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                               September 24, 1996
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box .

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).








                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO.   78659810                                          Page 2 of 18 Pages
         -------------------
--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON

                              HLM PARTNERS VI, L.P.

           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                   04-3173219

---------- ---------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                        (b) [ ]

---------- ---------------------------------------------------------------------
    3      SEC USE ONLY


---------- ---------------------------------------------------------------------
    4      SOURCE OF FUNDS*
                                       WC

---------- ---------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED          [ ]
           PURSUANT TO ITEMS 2(d) or 2(e)

---------- ---------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION
                                    Delaware

---------- ---------------------------------------------------------------------
                                7     SOLE VOTING POWER
                                                                        0
         NUMBER OF
                             -------- ------------------------------------------
          SHARES                8     SHARED VOTING POWER
       BENEFICIALLY                                                     0
         OWNED BY
                             -------- ------------------------------------------
           EACH                 9     SOLE DISPOSITIVE POWER
         REPORTING                                                      0
          PERSON
                             -------- ------------------------------------------
           WITH                10     SHARED DISPOSITIVE POWER
                                                                        0

---------- ---------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                        0

---------- ---------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN    [ ]
           SHARES*

---------- ---------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                        0

---------- ---------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON *
                                       PN
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!







                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO.   78659810                                          Page 3 of 18 Pages
         -------------------
--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON

                             HLM ASSOCIATES VI, L.P.

           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                   04-3215396

---------- ---------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                        (b) [ ]

---------- ---------------------------------------------------------------------
    3      SEC USE ONLY


---------- ---------------------------------------------------------------------
    4      SOURCE OF FUNDS*
                                       AF

---------- ---------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED          [ ]
           PURSUANT TO ITEMS 2(d) or 2(e)

---------- ---------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION
                                    Delaware

---------- ---------------------------------------------------------------------
                                7     SOLE VOTING POWER
                                                                        0
         NUMBER OF
                             -------- ------------------------------------------
          SHARES                8     SHARED VOTING POWER
       BENEFICIALLY                                                     0
         OWNED BY
                             -------- ------------------------------------------
           EACH                 9     SOLE DISPOSITIVE POWER
         REPORTING                                                      0
          PERSON
                             -------- ------------------------------------------
           WITH                10     SHARED DISPOSITIVE POWER
                                                                        0

---------- ---------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                        0

---------- ---------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN    [ ]
           SHARES*

---------- ---------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                        0

---------- ---------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON *
                                       PN
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!






                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO.   78659810                                          Page 4 of 18 Pages
         -------------------
--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON

                              HLM PARTNERS II, L.P.

           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                   04-2919259

---------- ---------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                        (b) [ ]

---------- ---------------------------------------------------------------------
    3      SEC USE ONLY


---------- ---------------------------------------------------------------------
    4      SOURCE OF FUNDS*
                                       WC

---------- ---------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED          [ ]
           PURSUANT TO ITEMS 2(d) or 2(e)

---------- ---------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION
                                    Delaware

---------- ---------------------------------------------------------------------
                                7     SOLE VOTING POWER
                                                                        0
         NUMBER OF
                             -------- ------------------------------------------
          SHARES                8     SHARED VOTING POWER
       BENEFICIALLY                                                     0
         OWNED BY
                             -------- ------------------------------------------
           EACH                 9     SOLE DISPOSITIVE POWER
         REPORTING                                                      0
          PERSON
                             -------- ------------------------------------------
           WITH                10     SHARED DISPOSITIVE POWER
                                                                        0

---------- ---------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                        0

---------- ---------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN    [ ]
           SHARES*

---------- ---------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                        0

---------- ---------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON *
                                       PN
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!





                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO.   78659810                                          Page 5 of 18 Pages
         -------------------
--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON

                              HLM ASSOCIATES II, L.P.

           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                   04-2919258

---------- ---------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                        (b) [ ]

---------- ---------------------------------------------------------------------
    3      SEC USE ONLY


---------- ---------------------------------------------------------------------
    4      SOURCE OF FUNDS*
                                       AF

---------- ---------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED          [ ]
           PURSUANT TO ITEMS 2(d) or 2(e)

---------- ---------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION
                                    Delaware

---------- ---------------------------------------------------------------------
                                7     SOLE VOTING POWER
                                                                        0
         NUMBER OF
                             -------- ------------------------------------------
          SHARES                8     SHARED VOTING POWER
       BENEFICIALLY                                                     0
         OWNED BY
                             -------- ------------------------------------------
           EACH                 9     SOLE DISPOSITIVE POWER
         REPORTING                                                      0
          PERSON
                             -------- ------------------------------------------
           WITH                10     SHARED DISPOSITIVE POWER
                                                                        0

---------- ---------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                        0

---------- ---------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN    [ ]
           SHARES*

---------- ---------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                        0

---------- ---------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON *
                                       PN
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!








                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO.   78659810                                          Page 6 of 18 Pages
         -------------------
--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON

                              HLM PARTNERS IV, L.P.

           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                   04-3128419

---------- ---------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                        (b) [ ]

---------- ---------------------------------------------------------------------
    3      SEC USE ONLY


---------- ---------------------------------------------------------------------
    4      SOURCE OF FUNDS*
                                       WC

---------- ---------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED         [ ]
           PURSUANT TO ITEMS 2(d) or 2(e)

---------- ---------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION
                                    Delaware

---------- ---------------------------------------------------------------------
                                7     SOLE VOTING POWER
                                                                        0
         NUMBER OF
                             -------- ------------------------------------------
          SHARES                8     SHARED VOTING POWER
       BENEFICIALLY                                                     0
         OWNED BY
                             -------- ------------------------------------------
           EACH                 9     SOLE DISPOSITIVE POWER
         REPORTING                                                      0
          PERSON
                             -------- ------------------------------------------
           WITH                10     SHARED DISPOSITIVE POWER
                                                                        0

---------- ---------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                        0

---------- ---------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN   [ ]
           SHARES*

---------- ---------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                        0

---------- ---------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON *
                                       PN
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!






                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO.   78659810                                          Page 7 of 18 Pages
         -------------------
--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON

                            HLM ASSOCIATES III/IV, L.P.

           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                   04-3128422

---------- ---------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                        (b) [ ]

---------- ---------------------------------------------------------------------
    3      SEC USE ONLY


---------- ---------------------------------------------------------------------
    4      SOURCE OF FUNDS*
                                       AF

---------- ---------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED         [ ]
           PURSUANT TO ITEMS 2(d) or 2(e)

---------- ---------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION
                                    Delaware

---------- ---------------------------------------------------------------------
                                7     SOLE VOTING POWER
                                                                        0
         NUMBER OF
                             -------- ------------------------------------------
          SHARES                8     SHARED VOTING POWER
       BENEFICIALLY                                                     0
         OWNED BY
                             -------- ------------------------------------------
           EACH                 9     SOLE DISPOSITIVE POWER
         REPORTING                                                      0
          PERSON
                             -------- ------------------------------------------
           WITH                10     SHARED DISPOSITIVE POWER
                                                                        0

---------- ---------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                        0

---------- ---------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN    [ ]
           SHARES*

---------- ---------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                        0

---------- ---------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON *
                                       PN
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!






                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO.   78659810                                          Page 8 of 18 Pages
         -------------------
--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON

                              HLM MANAGEMENT CO. INC.

           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                   04-2803046

---------- ---------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                        (b) [ ]

---------- ---------------------------------------------------------------------
    3      SEC USE ONLY


---------- ---------------------------------------------------------------------
    4      SOURCE OF FUNDS*
                                       A

---------- ---------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED         [ ]
           PURSUANT TO ITEMS 2(d) or 2(e)

---------- ---------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION
                                    Delaware

---------- ---------------------------------------------------------------------
                                7     SOLE VOTING POWER
                                                                        0
         NUMBER OF
                             -------- ------------------------------------------
          SHARES                8     SHARED VOTING POWER
       BENEFICIALLY                                                     0
         OWNED BY
                             -------- ------------------------------------------
           EACH                 9     SOLE DISPOSITIVE POWER
         REPORTING                                                      0
          PERSON
                             -------- ------------------------------------------
           WITH                10     SHARED DISPOSITIVE POWER
                                                                        0

---------- ---------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                        0

---------- ---------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN    [ ]
           SHARES*

---------- ---------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                        0

---------- ---------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON *
                                       CO
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!





                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO.   78659810                                          Page 9 of 18 Pages
         -------------------
--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON

                              A.R. HABERKORN, III

           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                   ###-##-####

---------- ---------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                        (b) [ ]

---------- ---------------------------------------------------------------------
    3      SEC USE ONLY


---------- ---------------------------------------------------------------------
    4      SOURCE OF FUNDS*
                                       AF
---------- ---------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED          [ ]
           PURSUANT TO ITEMS 2(d) or 2(e)

---------- ---------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION
                                    Delaware

---------- ---------------------------------------------------------------------
                                7     SOLE VOTING POWER
                                                                        0
         NUMBER OF
                             -------- ------------------------------------------
          SHARES                8     SHARED VOTING POWER
       BENEFICIALLY                                                     0
         OWNED BY
                             -------- ------------------------------------------
           EACH                 9     SOLE DISPOSITIVE POWER
         REPORTING                                                      0
          PERSON
                             -------- ------------------------------------------
           WITH                10     SHARED DISPOSITIVE POWER
                                                                        0

---------- ---------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                        0

---------- ---------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN    [ ]
           SHARES*

---------- ---------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                        0

---------- ---------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON *
                                       IN
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!





                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO.   78659810                                         Page 10 of 18 Pages
         -------------------
--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON

                                JUDITH P. LAWRIE

           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                   ###-##-####

---------- ---------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                        (b) [ ]

---------- ---------------------------------------------------------------------
    3      SEC USE ONLY


---------- ---------------------------------------------------------------------
    4      SOURCE OF FUNDS*
                                       AF

---------- ---------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED          [ ]
           PURSUANT TO ITEMS 2(d) or 2(e)

---------- ---------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION
                                    Delaware

---------- ---------------------------------------------------------------------
                                7     SOLE VOTING POWER
                                                                        0
         NUMBER OF
                             -------- ------------------------------------------
          SHARES                8     SHARED VOTING POWER
       BENEFICIALLY                                                     0
         OWNED BY
                             -------- ------------------------------------------
           EACH                 9     SOLE DISPOSITIVE POWER
         REPORTING                                                      0
          PERSON
                             -------- ------------------------------------------
           WITH                10     SHARED DISPOSITIVE POWER
                                                                        0

---------- ---------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                        0

---------- ---------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN   [ ]
           SHARES*

---------- ---------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                        0

---------- ---------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON *
                                       IN
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!





                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO.   78659810                                         Page 11 of 18 Pages
         -------------------
--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON

                              JAMES J. MAHONEY, JR.

           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                   ###-##-####

---------- ---------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                        (b) [ ]

---------- ---------------------------------------------------------------------
    3      SEC USE ONLY


---------- ---------------------------------------------------------------------
    4      SOURCE OF FUNDS*
                                       AF

---------- ---------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED         [ ]
           PURSUANT TO ITEMS 2(d) or 2(e)

---------- ---------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION
                                    Delaware

---------- ---------------------------------------------------------------------
                                7     SOLE VOTING POWER
                                                                        0
         NUMBER OF
                             -------- ------------------------------------------
          SHARES                8     SHARED VOTING POWER
       BENEFICIALLY                                                     0
         OWNED BY
                             -------- ------------------------------------------
           EACH                 9     SOLE DISPOSITIVE POWER
         REPORTING                                                      0
          PERSON
                             -------- ------------------------------------------
           WITH                10     SHARED DISPOSITIVE POWER
                                                                        0

---------- ---------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                        0

---------- ---------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN   [ ]
           SHARES*

---------- ---------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                        0

---------- ---------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON *
                                       IN
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!





                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO.   78659810                                         Page 12 of 18 Pages
         -------------------
--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON

                                  PETER J. GRUA

           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                   ###-##-####

---------- ---------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                        (b) [ ]

---------- ---------------------------------------------------------------------
    3      SEC USE ONLY


---------- ---------------------------------------------------------------------
    4      SOURCE OF FUNDS*
                                       AF

---------- ---------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED         [ ]
           PURSUANT TO ITEMS 2(d) or 2(e)

---------- ---------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION
                                       USA

---------- ---------------------------------------------------------------------
                                7     SOLE VOTING POWER
                                                                        0
         NUMBER OF
                             -------- ------------------------------------------
          SHARES                8     SHARED VOTING POWER
       BENEFICIALLY                                                     0
         OWNED BY
                             -------- ------------------------------------------
           EACH                 9     SOLE DISPOSITIVE POWER
         REPORTING                                                      0
          PERSON
                             -------- ------------------------------------------
           WITH                10     SHARED DISPOSITIVE POWER
                                                                        0

---------- ---------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                        0

---------- ---------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN    [ ]
           SHARES*

---------- ---------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                        0%

---------- ---------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON *
                                       IN
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!






                                  SCHEDULE 13D

--------------------------------------------------------------------------------
CUSIP NO.   78659810                                         Page 13 of 18 Pages
         -------------------
--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON

                              FRANCES M. HAWK

           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                               ###-##-####

---------- ---------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                        (b) [ ]

---------- ---------------------------------------------------------------------
    3      SEC USE ONLY


---------- ---------------------------------------------------------------------
    4      SOURCE OF FUNDS*
                                       AF

---------- ---------------------------------------------------------------------
    5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED          [ ]
           PURSUANT TO ITEMS 2(d) or 2(e)

---------- ---------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION
                                    U.S.A.

---------- ---------------------------------------------------------------------
                                7     SOLE VOTING POWER
                                                                        0
         NUMBER OF
                             -------- ------------------------------------------
          SHARES                8     SHARED VOTING POWER
       BENEFICIALLY                                                     0
         OWNED BY
                             -------- ------------------------------------------
           EACH                 9     SOLE DISPOSITIVE POWER
         REPORTING                                                      0
          PERSON
                             -------- ------------------------------------------
           WITH                10     SHARED DISPOSITIVE POWER
                                                                        0

---------- ---------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                        0

---------- ---------------------------------------------------------------------
   12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN    [ ]
           SHARES*

---------- ---------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                        0%

---------- ---------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON *
                                       IN
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!





Item 1.  Security and Issuer

         This statement relates to shares of Class A common stock, $.01 par value (the "Common Stock"), of Saga Communications, Inc. (the "Company"), having its principal offices at 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236.

Item 2.  Identity and Background

         This statement is being filed by HLM Partners VI, L.P. ("HLM 6"), a Delaware limited partnership; the general partner of HLM 6, HLM Associates VI, L.P. ("Associates 6"), a Delaware limited partnership; HLM Partners II, L.P. ("HLM 2"), a Delaware limited partnership; the general partner of HLM 2, HLM Associates II, L.P. ("Associates 2"), a Delaware limited partnership; HLM Partners IV, L.P. ("HLM 4"), a Delaware limited partnership; the general partner of HLM 4, HLM Associates III/IV, L.P. ("Associates 4"), a Delaware limited partnership; HLM Management Co., Inc. ("Management Co."), the managing general partner of Associates 2, 4 and 6; three general partners of Associates 2, 4 and 6: A.R. Haberkorn, III, Judith P. Lawrie and James J. Mahoney, Jr.; and two additional general partners of Associates 6: Peter J. Grua and Frances M. Hawk (Haberkorn, Lawrie, Mahoney, Grua and Hawk collectively, the "Individual General Partners"). Each of the foregoing persons and entities shall be referred to herein individually as a "Reporting Person" or collectively as the "Reporting Persons."

         The principal business of each of HLM 2, 4 and 6 is investment in entrepreneurial growth companies. The principal business of each of Associates 2, 4 and 6 is management of HLM 2, 4 and 6, respectively. Each of the Individual General Partners' principal occupation is his or her activities on behalf of HLM 2, Associates 2, HLM 4, Associates 4, HLM 6, Associates 6 and Management Co. and affiliated funds. Management Co. is wholly-owned by the Individual General Partners and is engaged in providing management, administrative and clerical services for HLM 2, 4 and 6 and affiliated funds.

         The principal business address of each of the Reporting Persons is 222 Berkeley Street, Boston, Massachusetts 02116.

         During the five years prior to the date hereof, none of the Reporting Persons have been convicted in a criminal proceeding or has been a party to a civil proceeding ending in a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         All of the Individual General Partners are United States citizens.

Item 3.  Source and Amount of Funds or Other Consideration





                                 Page 14 of 18




         HLM 2, 4 and 6 acquired a total of 300,000 shares of Class A Common Stock (the "Shares") in open market transactions during a period beginning on September 12, 1994 and ending on May 22, 1995. The Shares were purchased at prices ranging from $14.045 to $20.36 per share, for an aggregate purchase price of $4,985,981 which amount was derived from the working capital of HLM 2, 4 and 6.

Item 4.  Purpose of the Transaction

         Each of HLM 2, 4 and 6 has sold shares of the Company's Common Stock as a result of investment decisions.

         Depending upon market conditions, their continuing evaluation of the business and prospects of the Company and other factors, the Reporting Persons may buy or sell additional shares in the open market. None of the Reporting Persons has any present plans which relate to or would result in:

         (a)  An  extraordinary   corporate  transaction,   such  as  a  merger,
reorganization or liquidation, involving the Company or any of its subsidiaries;

         (b) A sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

         (c) Any change in the present board of directors or management of the Company;

         (d) Any material change in the present capitalization or dividend policy of the Company;

         (e) Any other material change in the Company's business or corporate structure;

         (f) Changes in the Company's charter or bylaws or other actions which may impede the acquisition of control of the Company by any person;

         (g) Causing a class of securities of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;

         (h) A class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934; or

         (i) Any action similar to any of those enumerated above.

Item 5.  Interest in Securities of the Issuer




                                 Page 15 of 18




         THIS AMENDMENT NO. 1 TO THE SCHEDULE 13D ORIGINALLY FILED BY THE REPORTING PERSONS IS FILED TO REFLECT THE SALE(S) OF ALL SHARES OF CLASS A COMMON STOCK PREVIOUSLY REPORTED THEREIN AS BENEFICIALLY OWNED, OR DEEMED TO BE BENEFICIALLY OWNED, BY THE REPORTING PERSONS. NO REPORTING PERSON CONTINUES TO HOLD SOLE OR SHARED POWERS TO VOTE OR TO DIRECT THE VOTE OR TO DISPOSE OF OR TO DIRECT THE DISPOSITION OF ANY SHARES OF CLASS A COMMON STOCK.

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer

         Except as described elsewhere herein, there are no contracts, arrangements, understandings, or relationships (legal or otherwise) among any of the Reporting Persons or between any Reporting Person and any other person with respect to any securities of the Company, including, but not limited to, transfer or voting of any of the securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

Item 7.  Material to be Filed as Exhibit

         Exhibit  1  -  Agreement   regarding   filing  of  joint  Schedule  13D
incorporated by reference.





                              Page 16 of 18 pages





                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the agreement incorporated by reference hereto.

Dated: February 5, 1997                       HLM PARTNERS VI, L.P

                                              By:  HLM Associates VI, L.P.

                                              By:   HLM Management Co., Inc.,
                                                    its Managing General Partner


                                              By: /s/ Peter J. Grua
                                                 -------------------------------
                                              Title:  Director


                                              HLM PARTNERS II, L.P.

                                              By:  HLM Associates II, L.P.


                                              By: /s/ James J. Mahoney, Jr.
                                                 -------------------------------
                                                  General Partner


                                              HLM PARTNERS IV, L.P.

                                              By:  HLM Associates III/IV, L.P.

                                              By:   HLM Management Co., Inc.,
                                                    its Managing General Partner


                                              By: /s/ James J. Mahoney, Jr.
                                                 -------------------------------
                                              Title:  Director





                              Page 17 of 18 pages





                                                HLM ASSOCIATES VI, L.P.

                                                By: HLM Management Co., Inc.,
                                                    its Managing General Partner


                                                By: /s/ Peter J. Grua
                                                   -----------------------------
                                                Title:   Director


                                                HLM ASSOCIATES II, L.P.


                                                By: /s/ James J. Mahoney, Jr.
                                                   -----------------------------
                                                         General Partner


                                                HLM ASSOCIATES III/IV, L.P.

                                                By: HLM Management Co., Inc.,
                                                    its Managing General Partner


                                                By: /s/ James J. Mahoney, Jr.
                                                --------------------------------
                                                Title:   Director


                                                 /s/ A.R. Haberkorn, III
                                                 -------------------------------
                                                 A.R. Haberkorn, III


                                                 /s/ Judith P. Lawrie
                                                 -------------------------------
                                                 Judith P. Lawrie


                                                 /s/ James J. Mahoney, Jr.
                                                 -------------------------------
                                                 James J. Mahoney, Jr.


                                                 /s/ Peter J. Grua
                                                 -------------------------------
                                                 Peter J. Grua


                                                 /s/ Frances M. Hawk
                                                 -------------------------------
                                                 Frances M. Hawk




                                 Page 18 of 18